BMC Industries, Inc. One Meridian Crossings, Suite 850 Minneapolis, MN 55423 Web site: www.bmcind.com

CONTACT:	DOUGLAS C. HEPPER	(NYSE: BMM)
	(952) 851-6000	FOR IMMEDIATE RELEASE

BMC Industries Initiates Arbitration Against China-based Licensees

 Initial filing alleges numerous contract and license violations, comes after favorable settlement in related case

MINNEAPOLIS - August 28, 2002 - BMC Industries, Inc. (NYSE: BMM) today announced it has initiated arbitration proceedings in the Arbitration Institute of the Stockholm Chamber of Commerce against China-based China National Electronics Import and Export Corp. (CEIEC) and Yantai Zhenghai Electronic Shadow Mask Co., Ltd. (Yantai). BMC seeks monetary damages and injunctive relief for alleged violations by Yantai of multiple terms of a license agreement between CEIEC, Yantai and BMC's Buckbee-Mears Group.

As part of an agreement in the early 1990's, BMCsold an aperture mask line and granted a non-exclusive license to proprietary process and patent technology to CEIEC and Yantai for use in manufacturing aperture masks in China.  Under terms of the agreement, Yantai is required to pay a royalty to BMC for all mask sales and is subject to a prohibition on mask sales into certain countries outside China and restrictions on mask sales into other countries. BMC states in its initial filing that Yantai has violated several key provisions of their agreement by failing to make any royalty payment on mask sales since the royalty period began in January 1996, producing additional lines by reverse engineering of BMC's proprietary technology and selling masks outside China in direct violation of its license.

'We're optimistic of a positive outcome in the Yantai case, which is the second phase of a three-part initiative aimed at recovering past and preventing future damages from the unauthorized use and sale of our proprietary technologies,' said Douglas C. Hepper, Chairman and Chief Executive Officer of BMC Industries.

BMC's action against CEIEC and Yantai follows shortly after the Company's favorable settlement of litigation against a German company for its unauthorized use of BMC proprietary technology in mask production equipment that was sold to a party in China. BMC's six-year pursuit of these claims ultimately succeeded in obtaining a monetary award for past damages, recognition of the proprietary nature of BMC technology and a court mandated damage award in the event of any future infringement.

'We are very pleased with the court-initiated settlement of the German case because it sends a clear message to those in our industries who might otherwise seek gain from our efforts that we can and will protect our proprietary technology,' Hepper said. 'We have invested heavily in research and development and we are committed to protecting that investment both in the United States and abroad.'

BMC Industries, Inc., founded in 1907, is comprised of two business segments: Buckbee-Mears and Optical Products. The Buckbee-Mears group offers a range of services and manufacturing capabilities to meet the most demanding precision metal manufacturing needs. The group is a leading producer of a variety of precision photo-etched and electroformed components that require fine features and tight tolerances. The group is also the only North American manufacturer of aperture masks, a key component in color television picture tubes.

The Optical Products group, operating under the Vision-Ease Lens trade name, is a leading designer, manufacturer and distributor of polycarbonate, glass and plastic eyewear lenses. Vision-Ease Lens is a technology and market share leader in the polycarbonate lens segment of the market. Polycarbonate lenses are thinner and lighter than lenses made of other materials, while providing inherent ultraviolet (UV) filtering and impact resistant characteristics.

BMC Industries is traded on the New York Stock Exchange under the ticker symbol 'BMM.' For more information about BMC, visit the company's Web site at www.bmcind.com.

Safe Harbor for Forward-Looking Statements

This news release contains various 'Forward-Looking Statements' within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are intended to be covered by the safe harbors created thereby. Statements made in this news release that are not statements of historical facts, including statements regarding future performance, are Forward-Looking Statements. Forward-Looking Statements may be identified by the use of words such as 'anticipates', 'estimates', 'expects', 'forecasts', 'projects', 'intends', 'plans', 'predicts', and similar expressions. Forward-Looking Statements are subject to a number of risks and uncertainties that could cause actual results or outcomes to differ materially from those projected, including, among others, general competitive factors, the company's ability to successfully develop new products and successfully protect its technology from unauthorized use by others, ability to complete and integrate its acquisitions and to implement operational improvements in its acquired businesses, the episodic nature of the company's business and the effect on operations of the costs to protect the Company's technology, in particular the cost of extensive litigation. Certain of these and other risks and uncertainties are discussed in further detail in BMC's Annual Report and Form 10-K for the year ended December 31, 2001 and other documents filed and to be filed with the Securities and Exchange Commission.